Exhibit 10-51

ASTORIA FEDERAL SAVINGS AND LOAN ASSOCIATION

SUPPLEMENTAL BENEFIT PLAN

As amended effective January 1, 2009

ASTORIA FEDERAL SAVINGS AND LOAN ASSOCIATION

 SUPPLEMENTAL BENEFIT PLAN

ARTICLE I

DEFINITIONS

1.01 Association

Astoria Federal Savings and Loan Association.

1.02 Committee

The persons appointed by the Association to administer the Plan.

1.03 Effective Date

This Plan is effective January 1, 1989.

1.04 Plan

The Astoria Federal Savings and Loan Association Supplemental Benefit Plan.

1.05 Qualified Retirement Plan

The Astoria Federal Savings and Loan Association Employees’ Pension Plan.

ARTICLE II

PARTICIPATION

2.01 Eligibility and Commencement of Participation

The employees listed in Appendix A to this Plan shall become Participants in this Plan as of the Effective Date.

ARTICLE III

BENEFITS TO PARTICIPANTS

3.01 Supplemental Retirement Benefits

(a) The Plan shall provide benefits equal to the difference, if any, between:

i) The benefit payable under the Qualified Plan assuming the benefit formula in effect on December 31, 1988 had not been changed, and

ii) The benefit payable under the Qualified Plan based on the benefit formula in effect on January 1, 1992.

For purposes of calculating amounts under (i) and (ii) above, the provisions of the Qualified Plan shall be deemed not to reflect any of the limitations contained in the Internal Revenue Code with respect to benefits payable or compensation.

(b) Benefits shall be payable-commencing in the later of the month after the Participant's 65th birthday or month following the month in which the Participant terminates employment unless, within thirty (30) days after first becoming a Participant (or, if later, December 31, 2008 with respect to benefits payable after December 31, 2008) the Participant elects that payments begin at termination of employment or on a specified date after termination of employment but before attainment of age 65.   Benefits shall be payable in the form of a single life annuity for the life of the Participant unless, within thirty (30) days after first becoming a Participant (or, if later, December 31, 2008 with respect to benefits payable after December 31, 2008) the Participant elects that payments be made in another optional form of payment permitted under the Qualified Plan or in a lump sum.  Payments made in the form of an optional form of benefit or a lump sum shall be determined using the applicable interest rate and mortality assumptions in effect under the Qualified Plan when the benefit calculation is made.  In the case of a payment election after December 31, 2008 by a Participant who also participates in the Astoria Federal Savings and Loan Association Excess Benefit Plan, any payment election under this Plan must be concurrent with, and the same in all respects as, the payment election under the Excess Benefit Plan.

           (c) A Participant may elect that, in the event of a change in control of the Association (within the meaning of section 409A of the Internal Revenue Code) any remaining benefits due to him under the Plan shall be made in a single lump sum on the effective date of the change in control, such lump sum to be computed on the basis of the interest rate and mortality assumptions applicable under the Qualified Plan as of the date of payment.  Such an election shall be made within thirty (30) days after first becoming a Participant or, if later in the case of benefits payable after December 31, 2008, no later than December 31, 2008.   In the case of a payment election after December 31, 2008 by a Participant who also participates in the Astoria Federal Savings and Loan Association Excess Benefit Plan, any payment election under this Plan must be concurrent with, and the same in all respects as, the payment election under the Excess Benefit Plan.

           (d) Notwithstanding anything in the Plan to the contrary any benefit under the Plan that becomes payable due to a Participant's termination of employment shall (a) if necessary, be deferred to and payable on (or commencing on) the earliest date on which the Participant has a "separation from service" (within the meaning of section 409A of the Code) and (b) if the Participant is a "specified employee" (within the meaning of section 409A of the Code on the date of his separation from service shall be further deferred to the first day of the seventh calendar month to begin after separation from service.  The amount of any payments scheduled to be made during the deferral period shall be paid, with interest at the rate of six percent (6%) per annum, compounded annually from the scheduled payment date to the end of the required deferral period, immediately following the end of any required deferral period.

ARTICLE IV

ADMINISTRATION

4.01 Duties of the Committee

The Committee shall have full responsibility for the management, operation, interpretation and administration of the Plan in accordance with its terms, and shall have such authority as is necessary or appropriate in carrying out its responsibilities.  Actions taken by the Committee pursuant to this Section 4.01 shall be conclusive and binding upon the Association, Participants, former Participants, beneficiaries, and other interested parties.  All decisions, interpretations, and actions made by the Committee shall at all times be consistent with the requirements of the Qualified Retirement Plan as if that plan could have provided the benefits described herein.

4.02 Unfunded Character of the Plan

The Plan shall be unfunded. Neither the Association nor the Committee nor its individual members shall segregate or otherwise identify specific assets to be applied to the purposes of the Plan, nor shall any of them be deemed to be a trustee of any amounts to be paid under the Plan. Any liability of the Association to any person with respect to benefits payable under the Plan shall be based solely upon such contractual obligations, if any, as shall be created by the Plan, and shall give rise only to a claim against the general assets of the Association. No such liability shall be deemed to be secured by any pledge or any encumbrance on any specific property of the Association.

ARTICLE V

MISCELLANEOUS PROVISIONS

5.01 Amendment and Termination

The Board of Directors of the Association shall have the right to amend or terminate the Plan, in whole or part at its sole discretion, at any time. Benefits accrued under the Plan as of the date of any amendment or termination shall not be reduced, and such benefits shall become nonforfeitable to the same extent that such rights would be nonforfeitable if such benefits had been provided under the Qualified Retirement Plan. If the Plan is terminated, the Association shall pay the accrued benefits provided by the Plan to each Participant. Any termination of the Plan and related payment of benefits shall conform to the requirements of section 409A of the Code.

5.02 Operation as Deferred Compensation Plan

The Plan is intended to be an unfunded, non-qualified deferred compensation plan covering a select group of highly compensated employees and management.

The Plan is not intended to comply with any other requirements of Section 401(a) of the Internal Revenue Code. The Plan shall be administered and construed so as to effectuate this intent.

 5.03 Internal Revenue Code Section 409A Compliance

The Plan is intended to be a non-qualified deferred compensation plan described in Section 409A of the Code. The Plan shall be operated, administered and construed to give effect to such intent. In addition, the Plan shall be subject to amendment, with or without advance notice to Participants and other interested parties, and on a prospective or retroactive basis, including but not limited to amendment in a manner that adversely affects the rights of participants and other interested parties, to the extent necessary to effect such compliance.

5.04 Nonassignability

The benefits of a Participant (or his spouse, if any) shall not be transferable or assignable except by reason of the laws of decent and distribution.

APPENDIX A

ASTORIA FEDERAL SAVINGS AND LOAN ASSOCIATION

SUPPLEMENTAL BENEFIT PLAN

Plan Participants

Social Security Number	Name

Wilfred DeJesus
 Monte Redman
Edward Spegowski
Steven Miss
John Grady
Mark Manna
William Mannix
George Stagl
Howard Burkhart
Stephen Martini
Arnold Greenberg
Kenneth Bowman
John Romano
Robert Dressler
Mario Cocchetto
Edward Price
Andrew Blazek
George Engelke
John Biggs
Robert Lund
Frederic Miers
Michael Wirnshofer
Rhoda Baisi
Louis Abbatepaolo
  William Wepner
William Sheerin
John Mastrodomenico
Frank Beiter
Salvatore Alarimo
Thomas Drennan